AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JANUARY 26, 2024

Fanbase Social Media, Inc.

1737 Ellsworth, Ind. Blvd.

Atlanta, Ga. 30318

404.394.9010

www.fanbase.app

UP TO 2,556,391 SHARES OF CLASS B NON-VOTING COMMON STOCK, PLUS UP TO 639,097 BONUS SHARES (1)

The minimum investment in this offering is 60 shares of Class B Non-Voting Common Stock, or $399, plus the 3.5%

transaction fee discussed below.

Investors in this offering will have no voting rights except those required by Delaware law.

MAXIMUM OFFERING AMOUNT: $17,000,000

	Price to Public	Underwriting discount and commissions(2)	Proceeds to issuer before expenses
Price Per share	$6.65	$0.233	$6.417
Start Engine processing fee per share(4)	$0.233	-	-
Price per share plus processing fee	$6.853	-	-

Total Maximum with processing fee(5)	$17,595,000	$595,000	$17,000,000.15

(1)	Fanbase Social Media, Inc. (the “Company”) is offering up to 2,556,391 shares of Class B Non-Voting Common Stock, plus up to 639,097 additional shares of Class B Non-Voting Common Stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine OWNers Bonus, and whether the investors is a prior Company investor. Investor receiving the bonus shares will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. Bonus Shares are cumulative, if investors qualified for multiple eligibility categories for receipt of Bonus Shares they received the receive the greatest amount for each category. See “Plan of Distribution” for further details.

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(2)	The Company has engaged StartEngine Primary LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Stock. In addition, StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Finally, the Company will pay a $20,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). The processing fee shall not exceed $700 for any investor. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $595,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the Company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the Company.

(5)

We may issue up to 639,097 shares eligible to be issued as Bonus Shares for no additional consideration, assuming that 100% of investors achieve the highest level of Bonus Shares are issued. For more information on Bonus Shares, see the “Plan of Distribution.” Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share would be, $5.32.

per share.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $1,870,000, not including commissions or state filing fees.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the Company in its sole discretion or (iii) the date that is three years from the date in which this offering being qualified by the United States Securities and Exchange Commission (the “Commission”).At least every 12 months after this offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The Company has engaged Bryn Mawr Trust Company of Delaware LLC as the escrow agent (the “Escrow Agent”) to hold funds tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $399 (60 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of the offering, the Company expects to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

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This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities commenced on approximately [________], 2024.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the Company becomes a reporting company under the Securities Exchange Act of 1934, the Company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Fanbase” or “the Company” refers to Fanbase Social Media, Inc.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

The Company

Fanbase Social Media LLC was formed as a limited liability Company organized under the laws of Delaware on April 1, 2018. On September 30, 2019, the Company converted to its current status as a Delaware corporation under the name Fanbase Social Media, Inc. The Company is headquartered in Atlanta, Georgia.

Fanbase is a software platform that executes the “super app” business model that incorporates social media’s best features with Creator Economy monetization options. We aim to incorporate social media's best features with creator economy monetization options. The creator economy, also known as the influencer economy, is a software-facilitated economy that allows content creators and influencers to earn revenue from their creations (the “Creator Economy”).

Fanbase allows users to:

•	follow other users for free,

•	subscribe to users for a monthly fee, and (

•	monetize photo, video, live stream, audio conversations, and long-form content in a social network environment.

Fanbase allows users the power of choice, enabling anyone to place selected content and experiences behind paywalls to generate subscription and transactional revenue. Any user can be a creator on Fanbase. Today, Fanbase generates revenue from revenue shared on user-to-user subscriptions, purchased virtual tipping called “Love”, and merchandise e-commerce. As Fanbase focuses is on generating value for creators, the Company aims to continuously optimize the options for creators in the Fanbase ecosystem.

The Company’s auditor has issued a “going concern” opinion on their financial statements, which means the Company may not be able to succeed as a business without additional financing. Fanbase was incorporated in April 2018. It has an accumulated deficit of $2,919,450 and $2,038,677 as and December 31, 2022 and December 31, 2021, respectively and $1,610,426 and $1,412,721 for the six months ended June 30, 2023 and the six months ended June 30, 2022 respectively. The audit report states that the Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The Company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

The Offering

Securities Offered	Maximum of shares of 2,556,391 shares of Class B Non-Voting Common Stock ($17,000,000), plus up to 639,097 additional shares of Class B Non-Voting
Common Stock eligible to be issued as Bonus Shares for no additional consideration.

Minimum Investment	$399 (60 shares of Class B Non-Voting Common Stock)

Class B Non-Voting Common Stock outstanding before the offering	6,089,235

Class B Non-Voting Common Stock outstanding after the offering	9,284,723 shares assuming the issuance of all Bonus Shares available to investors in this offering.

Use of Proceeds	The net proceeds of this offering will be primarily used to for research and development, marketing efforts and general and administrative purposes. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

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Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

5

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The auditor has included a “going concern” note in the audited financials. The Company’s auditor has issued a “going concern” opinion on their financial statements, which means the Company may not be able to succeed as a business without additional financing. Fanbase was incorporated in April 2018. It has an accumulated deficit of $2,919,450 and $2,038,677 as and December 31, 2022 and December 31, 2021, respectively and $1,610,426 and $1,412,721 for the six months ended June 30, 2023 and the six months ended June 30, 2022 respectively. The audit report states that the Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The Company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

As we grow our business, we may not be able to manage our growth successfully. If we are able to increase the scope of our business offerings, our customer and creator base, the volume of our transactions and grow our business, we will face business risks commonly associated with rapidly growing companies, including the risk that existing management, information systems and financial and internal controls may be inadequate to support our growth. We cannot predict whether we will be able to respond on a timely basis, or at all, to the changing demands that our growth may impose on our existing management and infrastructure. For example, increasing demands on our infrastructure and management could cause any of the following to occur or increase:

•	inadequate internal controls required for a company doing public offerings (including Regulation CF and Regulation A);

•	delays in our ability to handle the volume of customers; and

•	failure to properly review and supervise personnel to make sure we are compliant with applicable regulations.

This risk is illustrated by the fact that the Company has restated its previously reported financial statements as of and for the year ended December 31, 2021, and related disclosures. The restatement of the Company’s financial statements is subsequent to an independent audit of the year 2022 financial statements. During the audit of the fiscal year 2022 financial statements, future payment liabilities were discovered that date back to December 31, 2021. It was identified that the Company should accrue liability payments due to creators for certain activities. During the 2022 audit, the December 31, 2021, micropayment liabilities that were not previously reported were determined to be material to the financial statements and required a prior period adjustment. The effects of the restatement, including the correction of all errors identified by Company’s management are reflected in the Company’s financial statements and accompanying notes included herein.

As we are a development stage business, we have a limited operating history and are subject to risks of business development. The Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company's proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of a new social media application and a corresponding base of users and paid subscribers.

Our financial results may fluctuate and are difficult to predict. We have a limited operating history, which makes it difficult to forecast our future financial results. Accordingly, you should take into account the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. Our financial results in any given period can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	our ability to grow the number of our users and their engagement;

●	the pricing of our platform;

●	our inability to generate revenue;

●	changes to our platform or the development and introduction of new products or services by us or our competitors;

●	user behavior or changes to our platform that may reduce traffic to our platform;

●	increases in marketing, sales, and other operating expenses that we will incur to grow and expand our operations;

●	costs related to our safety, security, and content review efforts;

●	our ability to obtain equipment, components, and labor for our operations in a timely and cost-effective manner;

●	system failures or outages or government blocking, which could prevent us from operating for any period of time;

●	breaches of security or privacy, and the costs associated, with any such breaches and remediation;

●	changes in the manner in which we distribute our platform or inaccessibility of our platform due to third-party actions;

●	fees paid to users or third parties for content;

●	adverse litigation judgments, settlements, or other litigation-related costs;

●	changes in the legislative or regulatory environment, including with respect to privacy and data protection, or actions by governments or regulators, including fines, orders, or consent decrees;

●	the overall tax rate for our business;

●	the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued, and may significantly affect the effective tax rate of that period;

●	changes in U.S. generally accepted accounting principles; and

●	changes in global business or macroeconomic conditions.

6

We may need to raise additional financing to support our operations, but we cannot be sure that we will be able to obtain additional financing on terms favorable to us when needed. If we are unable to obtain additional financing to meet our needs, our operations may be adversely affected or terminated. We have limited financial resources. There can be no assurance that we will be able to obtain financing to fund our operations in light of factors beyond our control such as the market demand for our securities, the state of financial markets generally, and other relevant factors. Any sale of our Class B Common Stock in the future may result in dilution to existing stockholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any future indebtedness or that we will not default on our future debts, which would thereby jeopardize our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to continue the development of our technology, which might result in the loss of some or all of your investment in our common stock.

We may use celebrities and influencers. We use and pay celebrities and influencers to market our products and improve the profile of our Company. We have provided these individuals guidance as to what they can say, but to the extent their statements, the timing of those statements or their actions are inappropriate, or they have failed to include proper disclosure we may suffer reputational harm and/or have liability with respect to their statements and actions. Either of which can materially adversely affect the Company’s business, reputation, results of operations and financial condition.

We may acquire other businesses, license rights to technologies or products, form alliances, or dispose of or spin-off businesses, which could cause us to incur significant expenses and could negatively affect profitability. We may pursue acquisitions, technology-licensing arrangements, and strategic alliances, or dispose of or spin-off some of our businesses, as part of our business strategy. We may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and may not realize the expected benefits. If we are successful in making an acquisition, the products and technologies that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. We may not be able to integrate acquisitions successfully into our existing business and could incur or assume significant debt and unknown or contingent liabilities. We could also experience negative effects on our reported results of operations from acquisition or disposition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets.

If we experience rapid growth and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations. Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

The Company depends on key personnel and faces challenges recruiting needed personnel. The Company’s future success depends on the efforts of its Chief Executive Officer, Isaac Hayes III and its CTO, COO and Marketing Coordinator, Ramiro Canovas. Ramiro Canovas is also the founder and CEO of ConsultR. ConsultR is the sole third party service provider, providing app development and services to the Company. In addition, due to its limited financial resources and the specialized expertise required, it may not be able to recruit the individuals needed for its business needs. There can be no assurance that the Company will be successful in attracting and retaining the personnel the Company requires to operate and be innovative.

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business. Globally, the social media sector is intensely competitive. The principal competitive factors in this industry include user acquisition, pricing, ability to produce interesting content and applications, and responsiveness to customer preferences. If we cannot adequately compete with pricing and interest, it could adversely affect our results of operations.

We plan on operating in foreign jurisdictions. The Company will be required to comply with the laws of those jurisdictions, including requirements for local partners, tax laws and other legal requirements. Doing business in such foreign jurisdictions entails political risk, and their judicial systems may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States. Investment in the Company carries more risk of loss due to foreign complications in comparison with companies that only operate domestically.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective. Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection. Without obtaining a sublicense, it is likely that the Company's value will be materially and adversely impacted. This could also impair the Company's ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them. Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

7

The Company is vulnerable to hackers and cyber-attacks. As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on Fanbase or in its computer systen1s could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber attacks either on our technology provider or on Fanbase could harm our reputation and materially negatively impact our financial condition and business.

The elimination of monetary liability against our directors, officers, and employees under Delaware law and the existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees. Our organizational documents contain a provision permitting us to eliminate the personal liability of our directors to our Company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Delaware law. We also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our Company and shareholders.

We may not be able to sufficiently manage our services and customers and therefore monetize our services. We may not be able to sell sufficient subscriptions and in such event, we may be unable to meet our capital requirements or revenue goals. Subscription-based services come with inherent risks. Specifically, customer churn, market saturation, competitive pressure, technology risk, payment processing issues, customer acquisition costs, content or service quality and subscription fatigue.

●	Customer Churn refers to the rate at which customers cancel or do not renew their subscriptions. High churn rates can impact revenue and profitability. Understanding and managing the factors that contribute to churn is crucial for the sustainability of the service.

●	When the market becomes saturated, acquiring new customers becomes challenging. If the service reaches a point where most potential customers are already subscribers, growth may slow down. This emphasizes the need for diversification or the introduction of new features to attract a broader audience.

●	The market for subscription services is often competitive, with new entrants and existing players offering similar or better services. Intense competition can lead to price wars, increased marketing expenses, and challenges in maintaining or growing market share.

●	Dependence on technology for service delivery and payment processing. Technical issues, such as outages, security breaches, or failure to adapt to evolving technologies, can lead to service disruptions, loss of customer trust, and reputational damage.

●	Challenges related to billing, payment processing, and subscription management. Issues with billing accuracy, payment processing errors, or difficulty in managing subscriptions can lead to customer dissatisfaction and financial losses.

●	The cost associated with acquiring new subscribers. If customer acquisition costs are high and not offset by customer lifetime value, it can impact the overall profitability of the subscription service.

●	Insufficient or declining quality of content or services. If subscribers perceive a decrease in the value of the service, it may lead to increased churn. Continuous investment in maintaining or improving service quality is essential.

●	Consumers may become overwhelmed by numerous subscription services. Subscription fatigue can lead to customers cutting back on subscriptions or prioritizing essential services, affecting the service's growth.

In the event that users migrate from the Company's platform our operations and results will be adversely affected. Regularly evaluating customer feedback, monitoring market trends, and adapting to changing conditions are essential components of risk management in this business model. In the event we do not manage these risks successfully we may need to change our business model.

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Constant innovation and user engagement are not guaranteed. Fanbase’s success depends on its continued innovation to provide new, and improve upon existing, products and services that make its platform useful for users (subscribers and content providers). If Fanbase is unable to continue offering high-quality, innovative products and services, it may be unable to attract additional users or retain current users which could harm our business, results of operations and financial condition.

Even though Fanbase intends for the Fanbase platform to have certain features and specifications, Fanbase may make changes to such features and specifications, or even the fees it charges for those services and features, for any number of reasons at any time. These types of changes could impact Fanbase’s strategy for monetizing its platform. Fanbase’s success depends on its ability to continue to attract users to its platform and enhance their engagement with Fanbase’s products and services. A potential lack of use or public interest in the Fanbase platform or change in the legal and regulatory environment including those related to intellectual property and date privacy could negatively impact our business operations and revenue streams. For example, a change in local, state, federal or non-US laws may require us to change or discontinue certain services or features, in which case our business, results of operations and financial condition may be adversely impacted. Fanbase may also find that its strategies for monetizing its platform do not successfully create enough revenue to support the platform and the Company may have to liquidate. If Fanbase is unable to adjust to such changes by implementing new strategies, including devising new services or features that monetize its platform, our business, results of operations, and financial conditions would be negatively impacted and could even result in dissolution or liquidation of Fanbase.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability. We believe Fanbase has assembled a quality team to grow the Company. However, it is possible that the Company will not be able to successfully implement future components of the business model, such as integrating reviews and ratings on the platform, adding multi-language support and acquiring properties in various locations and generate sufficient income from them. If Fanbase is unable to operationalize these and others features, or the market does not respond positively to them, then the Fanbase platform may be at risk of failure despite any corrective actions we may take. Furthermore, as discussed above, Fanbase may make changes to the platform, including its features and services, for any number of reasons and customers may choose to no longer use our platform. Our success depends on our ability to timely identify and originate product trends as well as to anticipate and react to changing consumer demands.

Members of our Board and our executive officers will have other business interests and obligations to other entities. None of our directors or our executive officers will be required to manage the Company as their sole and exclusive business focus and they may have other business interests and may engage in other activities in addition to those relating to the Company, provided that such activities do not compete ,with the business of the Company or otherwise breach their agreements with the Company. We are dependent on our directors and executive officers to successfully operate our Company. Their other business interests and activities could divert time and attention from operating our business.

Risks Related to Regulations

Our business is and may become subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, safety and consumer protection, e-commerce, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our products and business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business. We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and business plan, including privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. For example, regulatory or legislative actions or litigation affecting the manner in which we display content to our users, moderate content, or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

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We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that may become critical to our operations, including data shared between countries or regions in which we operate or will operate and data shared among our products and services.

These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, loss of revenue, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.

In addition, compliance with regulatory and legislative privacy requirements require significant operational resources and modifications to our business practices, and any compliance failures may have a material adverse effect on our business, reputation, and financial results.

Actions by governments that restrict access to our other products in their countries, censor or moderate content on our products in their countries, or otherwise impair our ability to generate revenue in their countries, could substantially harm our business and financial results. Governments from time to time seek to censor or moderate content available on Fanbase or our other future products in their country, restrict access to our products from their country partially or entirely, or impose other restrictions that may affect the accessibility of our products in their country for an extended period of time or indefinitely. In addition, government authorities in other countries may seek to restrict user access to our products if they consider us to be in violation of their laws or a threat to public safety or for other reasons, and certain of our products have been restricted by governments in other countries from time to time. For example, in 2020, Hong Kong adopted a National Security Law that provides authorities with the ability to obtain information, remove and block access to content, and suspend user services, and if we are found to be in violation of this law then the use of our products may be restricted. In addition, if we are required to or elect to make changes to our marketing and sales or other operations in Hong Kong as a result of the National Security Law or other legislation, our revenue and business in the region will be adversely affected.

It is also possible that government authorities could take action that impairs our ability or that of our content creators to sell subscriptions or “Loves”, including in countries where access to our consumer-facing products may be blocked or restricted. Similarly, certain countries have strict compliance with certain legal requirements for social media companies, and failure to comply could mean that govern may limit access to our products. In the event that content shown on Fanbase or our other products is subject to censorship, access to our products is restricted, in whole or in part, in one or more countries, we may be forced to modify our business plan and may limit our ability to access foreign markets and thereby impact our financial results.

Risks Related to the Securities

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Investors in this offering will be purchasing non-voting shares. The Class B Non-Voting Common Stock that an investor is buying has no voting rights attached to them. This means that you will have no rights in dictating on how the Company will be run. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our Company, you will only be paid out if there is any cash remaining after all of the creditors of our Company have been paid out.

Your investment could be illiquid for a long time. You should be prepared to hold this investment for several years or longer. For the twelve months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer.

One stockholder has control over all stockholder decisions because it controls a substantial majority of our voting stock. As a result of the Class A Voting Common Stock that our CEO holds, our CEO is able to exercise voting rights that represent approximately 75% of the voting power of our outstanding capital stock immediately following this offering. The Class B Non-Voting Common Stock issued in this offering will not dilute our related third parties voting control because the Class B Non-Voting Common Stock has no voting rights. As a result, our CEO has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of directors and any merger, consolidation, or sale of all or substantially all of our assets.

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The Company’s management has discretion as to use of proceeds. The net proceeds from this offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this offering for other similar purposes not presently contemplated that it deems to be in the best interests of the Company and its investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this offering. Investors for the Class B Non-Voting Common Stock hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

There is no minimum amount set as a condition to closing this Offering. Because this is a “best efforts” Offering with no minimum, provided that an investor purchases shares in the amount of the minimum investment, $399 (60 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering and/or pursue its business plan.

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering. Certain investors in this Offering are entitled to receive additional membership interests in the special purpose vehicle representing shares of Class B Non-Voting Common Stock (effectively a discount) based on the amount invested. The number of Bonus Shares will be determined by the timing of the investment or the amount of money they invest in this offering and will effectively act as a discount to the price at which the Company is offering its stock. For example, an investor who invests $10,001.60 in this Offering, is part of the StartEngine Owners program and has invested previously will be eligible for 25% Bonus Shares Accordingly, that investor would receive 1,504 shares of the Company’s Class B Non-Voting Common Stock plus an additional 376 Bonus Shares, effectively purchasing 1,880 shares of Class B Non-Voting Common Stock for the same price paid for 1,504 shares of Class B Non-Voting Common Stock or effectively paying a per share price of $5.32. For more details, including all of the Bonus Shares being offered, see “Bonus Share” below. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The exclusive forum provisions in the Company’s Certificate of Incorporation, as amended and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Article 10 of the Company’s Certificate of Incorporation as amended, provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Further, the federal district courts of the United States will be the exclusive forum for the any complaint brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over Exchange Act actions.  Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain Securities Act claims.

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Further, under Section 6 of the subscription agreement investors agree to resolve disputes arising under the subscription agreement that the Court of Chancery of the State of Delaware are the exclusive forums for the purpose of any suit, action or other proceeding arising out of or based upon the agreement; except for such suits, actions and proceeded brought under the federal securities laws in which the federal district courts of the United States will be the exclusive forum, which would include claims under the Exchange Act and the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. The forum selection provisions in the Certificate of Incorporation and the subscription agreement provide that for certain lawsuits (which excludes any lawsuits under federal securities laws) the Court of Chancery in Delaware will be the exclusive forum. The Court of Chancery in Delaware is a non-jury trial court and therefore those claims will not be adjudicated by a jury. Further, the waiver of jury trial provision may increase the costs to bring a claim, limit access to information and other imbalances of resources between the Company and shareholders. These provisions can discourage claims or limit shareholders ability to bring a claim in a judicial forum that they find favorable.

You may not be able to participate in potential merger and acquisition transactions. Investors should be aware that under Rule 145 under the Securities Act of 1933 if they invest in a company through Regulation A and/or Regulation CF and that Company becomes involved in a merger or acquisition, there may be significant regulatory implications. Under Rule 145, when a company plans to acquire another and offers its shares as part of the deal, the transaction may be deemed an offer of securities to the target company's investors, because investors who can vote (or for whom a proxy is voting) are making an investment decision regarding the securities they would receive. All investors, even those with non-voting shares, may have rights with respect to the merger depending on state laws. This means the acquirer’s “offer” to the target’s investors would require registration or an exemption from registration (such as Reg D or Reg CF), the burden of which can be substantial. As a result, non-accredited investors may have their shares repurchased rather than receiving shares in the acquiring company or participating in the acquisition.  This may result in investors’ shares being repurchased at a value determined by a third party, which may be at a lesser value than the original purchase price.  Investors should consider the possibility of a cash buyout in such circumstances, which may not be commensurate with the long-term investment they anticipate.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders assuming that the shares are sold at $6.65 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the Company as of January 26, 2024.

Class of Securities	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price Per Share
Class A Voting Common Stock	2019	16,625,000	0	16,625,000	$0
Class B Non-Voting Common Stock	2019	875,000	0	875,000	$0.01
Class B Non-Voting Common Stock (1)	2020-2022	2,998,405	0	2,998,405	$1.14
Class B Non-Voting Common Stock (2)	2022	958,262	0	958,262	$2.46
Class B Non-Voting Common Stock (3)	2022-2023	1,154,112	0	1,154,112	$3.95
Class B Non-Voting Common Stock (4)	2020-2023	103,456	0	103,456	$0
Stock Option (Equity Incentive) (5)	2024	0	477,450	477,450	$3.95
Total Common Share Equivalents		22,714,235	477,450	23,191,685

Investors in this Offering
Common Stock (7)(8)	2024	2,556,391	0	2,556,391	$6.65

Total after inclusion of this offering		25,270,626	477,450	25,748,076	$1.14

(1) Includes shares sold in our first offering under Regulation Crowdfunding.
(2) Includes shares sold in our second offering under Regulation Crowdfunding.
(3) Includes shares sold in our third offering under Regulation Crowdfunding.
(4) Includes shares given as equity compensation to our funding portal for our Regulation Crowdfunding offerings.
(5) Assumes conversion at exercise price of all outstanding options.
(6) As of the date of this offering circular, none of the outstanding options are vested.
(7) Assumes a fully subscribed offering.
(8) Excludes any Bonus Shares or shares issued to StartEngine Primary with respect to this offering.

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The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of Fanbase securities. Because this calculation is based on the net tangible assets of the Company, Fanbase is calculating based on its net tangible book value of $(0.09) as of June 30, 2023, as included in its financial statements as adjusted for recent capital raises.

The offering costs assumed in the following table includes up to $1,870,000 in commissions to StartEngine Primary LLC as well as legal and accounting fees incurred for this offering.

The table presents four scenarios for the convenience of the reader: a $4,000,000 raise, a $8,000,000 raise, a $12,000,000 raise, and a fully subscribed $17,000,000 raise from this Offering (the “Maximum Offering”).

	$4 Million Raise	$8 Million Raise	$12 Million Raise	$17 Million Raise
Price per Share (1)	$6.65	$6.65	$6.65	$6.65
Shares Issued	601,504	1,203,008	1,804,511	2,556,391
Capital Raised	$4,000,000	$8,000,000	$12,000,000	$17,000,000
Less: Offering Costs	$340,590	$621,181	$901,771	$1,252,509
Net Offering Proceeds	$3,659,410	$7,378,819	$11,098,229	$15,747,491
Net Tangible Books Value Pre financing at January 26, 2024 (2)	$2,033,853	$2,033,853	$2,033,853	$2,033,853
Net Tangible Books Value Post financing	$5,693,263	$9,412,672	$13,132,082	$17,781,344

Shares Issued and Outstanding as of January 26, 2024 (3)	22,714,235	22,714,235	22,714,235	22,714,235

Total Post-Financing Shares Issued and Outstanding	23,315,739	23,917,243	24,518,746	25,270,626

Net tangible book value per share as of January 26, 2024	$0.09	$0.09	$0.09	$0.09
Increase/(Decrease) per share attributable to new investors	$0.15	$0.30	$0.45	$0.61
Net tangible book value per share after offering	$0.24	$0.39	$0.54	$0.70
Dilution per share attributable to new investors ($)	$6.41	$6.26	$6.11	$5.95
Dilution per share attributable to new investors (%)	96.33%	94.08%	91.95%	89.42%

(1) Excludes any Bonus Shares to be issued in the offering. See “Plan of Distribution” for more information on Bonus Shares.

(2) Net tangible book value is calculated as follows:

Total Stockholder equity at 6/30/23:	$791,002
Less: intangible assets:	$0
Plus: capital raised from 7/1/23 to 1/26/24:	$1,242,852

Equals tangible book value pre-financing:	$2,033,853

(3) Includes 331,644 shares issued between 7/1/23 and 1/26/24.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2022 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 2,556,391 shares of Class B Non-Voting Common Stock, plus up to 639,097 additional shares of Class B Non-Voting Common Stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine OWNers Bonus, and whether the investors is a prior Company investor, as described in this Offering Circular. Investor receiving the Bonus Shares will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. The maximum offering amount is $17,000,000.

The Company has engaged StartEngine Primary LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions, Discounts, Expenses and Fees

The following table shows the maximum discounts, commissions, and fees payable to StartEngine Primary in connection with this offering by the Company:

StartEngine processing fee paid by investors to StartEngine (1)	$595,000
StartEngine commission paid by the Company to StartEngine (2)	$595,000
Shares issued to StartEngine (approximate value) (3)	$169,995
StartEngine out of pocket expenses paid by the Company (4)	$20,000

(1)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. The Offering is being conducted on a best-efforts basis without any minimum target, provided that an investor purchases shares in the amount of the minimum investment, $399 (60 shares). The 3.5% processing fee will not be refunded in any event.

(2)	StartEngine Primary will receive commissions paid by the Company of 3.5% of the offering proceeds.

(3)	StartEngine Primary will be issued the number of shares of Common Stock equal to 1% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the Company raises the maximum amount in this offering, it would issue 25,568 shares of Class B Non-Voting Common Stock to StartEngine Primary valued at $200,000.

(4)	The Company will also pay $20,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Assuming the full amount of the offering is raised, the Company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the Company and the investors to StartEngine Primary will be approximately $1,379,995. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Shares, and the company will issue StartEngine Primary a number of Shares equal to 1% of the Shares sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $20,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. The processing fee shall not exceed $700 for any investor.

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StartEngine Primary LLC will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	design, build, and create the Company’s campaign page,

●	provide the Company with a dedicated account manager and marketing consulting services,

●	provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option and

●	coordinate money transfers to the Company.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for the Company’s securities, equivalent to $.023 per share. This fee will be refunded in the event the Company does not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mawr Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

For its services, the Escrow Agent will receive an escrow cash management fee in the amount of $500.00 per year.

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No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.”

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that a significant portion of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned. In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 75% of the deposit hold will be released to the Company. The remaining 25% will be held for the final 120 days of the deposit hold.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Bonus Shares for StartEngine OWNers

In addition to the Volume Based Bonus described below under “Perks and Additional Bonus Shares”, certain investors who are members of the StartEngine OWNers Bonus program, who invest in this offering are entitled to 10% Bonus Shares of our Class B Non-Voting Common Stock (effectively a discount on the price paid per share) (the “StartEngine OWNers Bonus”). For example, anyone who is a member of the StartEngine OWNers Bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine OWNers Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

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Perks and Additional Bonus Shares

Certain investors in this offering are eligible to receive bonus shares of Class B Non-Voting Common Stock, (“Bonus Shares”) which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) equal up to 25% of the shares they purchase, depending upon perks described below.

In order to receive perks from an investment, one must submit a single investment in the same offering that meets the minimum perk requirement. Bonus shares from perks will not be granted if an investor submits multiple investments that, when combined, meet the perk requirement. All perks occur when the offering is completed.

Loyalty Bonus

●	If you have previously invested in Fanbase you are eligible for additional bonus shares of 5% Bonus Shares

Volume Perks

Investors who invest at least $600 will receive the following:

●	Early Access to new Fanbase features on the platform*

Investors who invest at least $1,000 will receive the following:

●	Early access to new Fanbase features on the platform.*

●	10,000 loves to use on Fanbase.

●	Verified profile badge.

Investors who invest at least $2,500 will receive the following:

●	Early access to new Fanbase features on the platform.*

●	15,000 loves to use on Fanbase.

●	Fanbase T-Shirt and verified profile badge.

Investors who invest at least $5,000 will receive the following:

●	Early access to new Fanbase features on the platform.*

●	20,000 loves to use on Fanbase.

●	Fanbase T-Shirt.

●	Early investor gold verified profile badge.

●	5% Bonus Shares

Investors who invest at least $10,000 will receive the following:

●	10% Bonus Shares.

●	Early access to new Fanbase features on the platform.*

●	30,000 loves to use on Fanbase.

●	Fanbase T-Shirt.

●	Early investor gold verified profile badge.

●	Access to a private dinner for Diamond level investors with Founder and Executive Team. (Transportation and lodging not included).

*Early Access:

●	Investors will receive access to new features and products approximately two weeks prior to the official release to the general public of the new feature and or product.

●	Term of perk: Investors will receive early access to new features and products for as long as they own Fanbase Class B Non-Voting Common Stock.

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Aggregated Bonus Shares

The StartEngine OWNers Bonus, and Loyal Bonus shares and Volume Based Bonus shares are stacked. Therefore, any investor that satisfies the requirements for any share bonus, will receive the maximum aggregate amount of (a) OWNers Bonus Shares if they are part of the StartEngine OWNers Bonus program, (b) Loyalty Bonus shares if they are prior owners and (c) Amount-Based Bonus Shares for which they qualify. For purposes of clarity and by way of example, if a StartEngine OWNer, invests $30,000 in this offering, such investor shall receive the StartEngine Owner’s Bonus shares (10%), the Loyalty Bonus shares (5%) and the Amount-Based Bonus shares (10%), for an aggregate of 25% Bonus Shares. Investors receiving the 25% bonus will pay an effective price of approximately $5.32 per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the full share price of $6.65 for the purchased shares, and not any Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE ANY OF THE PERKS FOR REGULATORY PURPOSES.

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USE OF PROCEEDS TO ISSUER

The Company estimates that if it sells the maximum amount of $17,000,000 from the sale of the Class B Non-Voting Common Stock, the net proceeds to the issuer in this offering will be approximately $15,747,491, after deducting the estimated offering expenses of approximately $1,252,509 (including payment to marketing, legal and accounting professional fees and other expenses).

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, $4,000,000, $8,000,000, $12,000,000 and $17,000,000 of Class B Non-Voting Common Stock offered for sale in this Offering.

Please see the table below for a summary the Company’s estimated intended use of proceeds from this offering:

	$4 Million Raise	$8 Million Raise	$12 Million Raise	$17 Million Raise
Offering Proceeds (1)	4,000,000	8,000,000	12,000,000	17,000,000
Gross Proceeds	140,000	280,000	420,000	595,000
Offering Expenses (2)	60,590	61,181	61,771	62,509
Investor Fees	140,000	280,000	420,000	595,000
Total Proceeds Available for Use	3,659,410	7,378,819	11,098,229	15,747,491

Estimated Expenses
Research & Development	1,382,444	2,787,554	4,192,664	5,949,052
General & Administrative	864,027	1,742,221	2,620,415	3,718,158
Sales & Marketing	1,209,638	2,439,110	3,668,581	5,205,421

Total Expenditures	3,456,109	6,968,885	10,481,661	14,872,630

Working Capital Reserves	203,301	409,934	616,568	874,861

(1) Does not include the transaction fee of 3.5%, see “Plan of Distribution”.

(2) Includes fixed fees of $62,500 to cover legal, accounting, and Edgarization expenses of the offering in addition to any commissions owed.

The Company reserves the right to change the use of proceeds at management’s discretion.

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THE COMPANY’S BUSINESS

Overview

Fanbase Social Media LLC was formed as a limited liability Company organized under the laws of Delaware on April 1, 2018. On September 30, 2019, the Company converted to its current status as a Delaware corporation under the name Fanbase Social Media, Inc. The Company is headquartered in Atlanta, Georgia.

Fanbase is a software platform that executes the "super app" business model that incorporates social media’s best features with Creator Economy monetization options. We aim to incorporate social media's best features with creator economy monetization options. The creator economy, also known as the influencer economy, is a software-facilitated economy that allows content creators and influencers to earn revenue from their creations (the “Creator Economy”).

Our strategy is to create an ecosystem that attracts partnerships with all strata of users, creators, and media producers, ranging from Gen-Z content creators to solopreneurs, schools, non-profits, and up to major media and content businesses. This ecosystem will enable direct-to-consumer distribution and monetization of compelling content while helping our partners attract audiences to the Fanbase platform.

Our platform allows users to:

•	follow other users for free,
•	subscribe to users for a monthly fee, and
•	monetize photo, video, live stream, audio conversations, and long-form content in a social network environment.

Fanbase allows users the power of choice, enabling anyone to place selected content and experiences behind paywalls to generate subscription and transactional revenue. Any user can be a creator on Fanbase. Today, Fanbase generates revenue from revenue shared on user-to-user subscriptions, purchased virtual tipping called “Love”, and merchandise e-commerce. As our focus is on generating value for creators, we aim to continuously optimize the options for creators in the Fanbase ecosystem.

Differentiation

Advertisers fuel traditional social media platforms like TikTok, Instagram, or Facebook. That means the brand's primary relationship is with companies, not creators. We believe that creators will continue migrating to a place where they can achieve financial freedom, independence, and future growth.

The Fanbase model was designed with the goal of streamlining user relationships "peer to peer" to create a suitable place for the bright future of the Creator Economy. With this in mind, it is important to consider that if any user can be a creator, and any creator can be a brand, the future relationship between brands and creators will be reshaped.

We believe that the Fanbase platform has the technology and vision to support that change, aiming to solve challenges for creators that many existing social media platforms do not solve, specifically:

1.	Fanbase creates an ecosystem where users/creators have the power of choice to be compensated for their content and their actions.
2.	Fanbase will never suppress content distribution to a user’s following (unless it violates our terms of service).
3.	Fanbase will never shadow-ban our user's content (unless it violates our terms of service).

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We believe that this is all possible thanks to Fanbase being user and content-centric and not ad-centric. Accordingly, the decisions and features are always available, giving the most visibility to the user and the content they generate.

Fanbase never expects nor asks our users to quit other social networks; rather, we encourage users to think of Fanbase as their monetization hub and the other networks as opportunities to market premium content hosted on Fanbase.

Currently, users on our platform can do any or all of the following:

●	Follow any user for free
●	Subscribe to any user
●	Unlock a single post
●	Gain subscribers
●	Earn money
●	Reach all of your followers with every post
●	Create studio chat rooms open to all or optionally open only to subscribers
●	Publish images for free viewing or behind a paywall
●	Publish bite-size, mid-form, and long-form video content for free viewing or behind a paywall
●	Live stream

We believe the following are our competitive advantages:

●	At Fanbase, every user can monetize from day one, creating a hub for creators to link back to from other social and digital destinations.
●	Fanbase focuses on creator and viewer value over obligations to advertisers.
●	Unlike other social networks, Fanbase promises never to suppress user content discoverability from their full follower base (unless it violates our terms of services).
●	Fanbase will never shadow-ban users or creator partners (unless it violates our terms of services).
●	Through equity crowdfunding, Fanbase has built a loyal community, a core audience, and an investor base motivated to help Fanbase grow and succeed.
●	Fanbase is Black-Founded with a multiculturally diverse user base and audience in an era where we believe that diversity, equity, and inclusion are meaningful to partners and creators.
●	Fanbase deeply understands the inequity that creators face, bringing fairness to content creation and technology.
●	Fanbase is a hub-spoke model: a central place that consolidates the top social media features with a creator’s primary hub for monetization, enabling creators to optimize how they utilize other social networks and digital destinations to drive traffic to their content and profiles on Fanbase.

Our Market

The landscape of digital content creation is experiencing substantial growth, with an estimated 50 million individuals globally identified as content creators as of 2022 and expected to show a 10-20% CAGR over the next several years (Goldman Sachs, 2023). Among these, approximately 2 million are classified as 'Professional content creators,' deriving income from their followers, brand deals, and micro-businesses (Forbes, 2022). The Fanbase platform currently supports the Creator Economy through:

●	378,000 total Fanbase users have collectively earned $245,000 in revenue since 2019

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○	23,000 supporters have paid a creator through subscription and micro-transactions (Loves)
●	Approximately 540,000 accounts have been registered and are growing at 27% compounded monthly growth rate. These accounts include micro-creators, brands, and other entities across our platform.

Currently, users of the Fanbase platform can monetize their content in three ways:

●	Subscription model
○	Choose a price that best fits a user’s content and audience. Currently we have set monthly amounts ranging from $2.99 - $99.99.
●	Love Posts = Give a penny.
○	For example, users purchase Love Posts for 1 penny. When a user is subscribed to another user’s site and they wish to tell that user they appreciate their post. they can send a love post. This pays that user 1 penny for their post.
●	Unlock Posts
○	Unlock a post for loves. Depending on the price of the users’ subscription, unlocking love has different values. For instance, the $2.99 subscription price can unlock a post for 75 Loves while the $99.99 subscription price can unlock for 2,500 Loves.

Fanbase pays users 50% of all revenue generated in the platform from their subscription site. Users see all of their revenue earned in real-time. They are able to follow income growth and track progress on the revenue dashboard.

Competition

Our primary competitors include the major social networks TikTok, Instagram, X, YouTube, Clubhouse, and Creator Economy businesses like Patreon. However, we note that the social media and Creator Economy are rapidly growing sectors. In fact, Fanbase encourages our users, creators, and partners to continue using other social networks as marketing vehicles for premium content hosted on Fanbase.

The competitive set of companies within the Creator Economy is diverse and continually evolving as the industry grows. The Creator Economy refers to the ecosystem of platforms, tools, and services that empower individuals, often called "creators," to produce and monetize their content, skills, or expertise. Here is an overview of some key segments and companies within this competitive set:

Content Creation Platforms:

●	YouTube: A video-sharing platform where creators upload and monetize videos.
●	TikTok: Known for short-form video content and a growing community of creators.
●	Instagram: Offers photo and video sharing, making it popular among influencers.
●	Twitch: Focused on live streaming, primarily for gamers, but expanding to other content niches.
●	Snapchat: Features short-lived content and filters used by influencers and brands.
●	Patreon: A platform where creators can receive ongoing financial support from fans.

These companies and platforms cater to different aspects of the Creator Economy, from content creation and distribution to monetization and community building. We believe that as the Creator Economy expands, new players like Fanbase emerge, and existing companies will adapt to meet the evolving needs of creators and their audiences.

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Employees

The Company has 5 full time employees, 0 part time employees and approximately 46 advisors and third party contractors that it hires from time to time.

Regulation

We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and future business plans, many of which are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These laws and regulations involve matters including privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. Foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations, or penalties or fines for non-compliance, or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate and intend to operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that is and/or will be critical to our operations, including data shared between countries or regions in which we currently and/or in the future operate and data shared among our products and services. If we are unable to transfer data between and among countries and regions in which we operate, or if we are restricted from sharing data among our products and services, it could affect our ability to provide our services.

Intellectual Property

Pending Applications

EFS ID: 47219512

Application Number: 18082397

Title of Invention: Systems and Methods for Improved Social Media

Filing Date: December 15, 2022

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Fanbase Social Media, Inc. Active Trademark List

Trademark	Client Matter	Country	Case Type	Application No.	Filing Date	Publication Date	Registration No.	Registration Date	Intl. Reg. Number	Nat. Reg. Date	Status	Owner Name	Goods	Next Action(s) Due
FANBASE		United States		88005038	18-June- 2018	14-May-2019	5973737	28-Jan-2020	1637973		Registered	Fanbase Social Media, Inc.	09 Int. Downloadable software in the nature of a mobile application that is a subscription based social media platform for bloggers, influencers, contributors, brands and advertisers to manage monetized marketing content to their subscribers and users	Section 8 & 15, First Renewal, 28-Jan-2025 – 28-Jan-2026
FANBASE FLICKZ		United States		97026494	14-Sep- 2021	09-Aug-2022					Application Pending -	Fanbase Social Media, Inc.	09 Int. Downloadable software for creating, producing, editing, manipulating, transmitting, uploading, downloading, and sharing electronic media, multimedia content, videos, movies, pictures, images, text, photos, user-generated content, audio content, and information via the Internet and other communications networks	SOU Filed -
MICROCAST		United States		97587822	12-Sep- 2022						Application Pending 1B	Fanbase Social Media, Inc.	035 Int. Online subscription services for the purpose of allowing individuals to subscribe and access content uploaded by members of the service for entertainment purposes inside or outside the social network.
MICROCAST MEDIA		United States		97579955	06-Sep- 2022						Application Pending 1B		035 Int. Online subscription services for the purpose of allowing individuals to subscribe and access content uploaded by members of the service for entertainment purposes inside or outside the social network.
MICRO SUBSCRIBE		United States		97812388	02-Feb- 2023						Application Pending 1B	Fanbase Social Media, Inc.	035 Int. Online subscription services for the purpose of allowing individuals to subscribe and access content uploaded by members of the service for entertainment purposes inside or outside the social network.
MICRO SUBSCRIPTION	86865- 349855	United States		97812377	26-Feb- 2023						Application Pending 1B	Fanbase Social Media, Inc.	035 Int. Online subscription services for the purpose of allowing individuals to subscribe and access content uploaded by members of the service for entertainment purposes inside or outside the social network.

Litigation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

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THE COMPANY’S PROPERTY

The Company leases office space in Atlanta, Georgia. The lease term is from July 1, 2021, to August 31, 2024, in the range of $6,929.17 to $7,569.42 per month. Rent expense was $17,931.36 and $23,185.12 as of December 31, 2022, and 2021 and $10,671.66 and $13,456.36 for the period ended June 30, 2023 and June 30, 2022.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Fanbase and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Fanbase Social Media LLC was a limited liability Company organized under the laws of Delaware on April 1, 2018. On September 30, 2019, the Company converted to a Delaware corporation under the name Fanbase Social Media, Inc. (the “Company”). The Company is headquartered in Atlanta, Georgia.

The Company is a social network application that allows users to: (i)  follow other users for free or (ii) subscribe to the same user for exclusive photos, video, live and longform content. Accordingly, users have access to the monetization of their content from day one. We believe this enables users to be themselves rather than seeking paid promotions from established brands. The Company in-turn generates revenue from the sales of subscription, purchased features on the platform and merchandise ecommerce.

The Company’s cost of revenues includes music licensing, hosting, processor fees, user payments, merchandise, reimbursable expenses, and distribution and marketing costs.

The operating expenses for the Company consist of (i) research and development, (ii) sales and marketing and (iii) general and administrative.

The financial statements in this filing as of June 30, 2023 are unaudited and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim statements of operations not misleading have been included.

Results of Operations

Six-Month Period Ended June 30, 2023 and June 30, 2022

For the six-month period ended June 30, 2023, the Company generated $50,936 in revenues compared to $82,601 for the six-month period ended June 30, 2022. The decrease in revenues were due to the following:

●	10% decrease in sign-ups.
●	36% decrease in average engagement time per user.
●	35% decrease in content generation by users.

For the six-month period ended June 30, 2023, the cost of revenue was $156,896 compared to $155,330 for the six-month period ended June 30, 2022. For the six-month period ended June 30, 2023, the Company had a gross loss of $105,960 compared to $72,792 for the six-month period ended June 30, 2022. The Company attributes this increase in loss to the lower revenues explained above.

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For six-month period ended June 30, 2023 and June 30, 2022, operating expenses were $1,495,366, and $1,332,467 respectively, an increase of $162,899. The increase in net cash used in operating expenses was primarily driven by costs associated with building a new business. The increase in costs are primarily attributable to:

●	An approximately $43,000 increase in compensation and benefits as 2023 was the first year in which the Company had W2 employees.
●	An approximately $121,000 increase in research & development related to development resources to develop and support more advanced increments.

As a result of the foregoing, the Company generated a net loss of $1,610,426 for six-month period ended June 30, 2023 compared with a net loss of $1,412,721 for six-month period ended June 30, 2022.

Fiscal Year Ended December 31, 2022, and December 31, 2021

Fanbase generated $134,898 in revenues for the period ended December 31, 2022 as compared to $161,696 for the period ended December 31, 2021. The decrease in revenues were due to a decrease in average engagement time per user of 33%. We believe this decrease in engagement can be attributed to unsuccessful marketing efforts. The Company has since altered their marketing plan and efforts.

Cost of revenue was $326,803 for the period ended December 31, 2022 as compared to $296,884 for the period ended December 31, 2021. This increase in cost of revenue primarily relates to additional hosting hardware to support a larger userbase and a strategic decision to pivot our marketing plan and efforts.

By doing this, we believe that this will help us set an important base for user growth:

●	Improve hosting infrastructure: We created microservices that allows for independence within different verticals. For example, if a Content Creator is attracting millions of users to their livestream, another Content Creator can have millions of other users in a conversation inside Fanbase Audio without disruption or bad user experience.
●	Invest in music licensing: We diversified our music catalog which we believe is key for content creation and expanded our music licenses to have better coverage worldwide.

We believe that improving hosting infrastructure, investing in music licensing and increasing marketing efforts enables Fanbase to deploy strategic marketing growth efforts. We believe these marketing efforts will allow Fanbase to retain new users thereby increasing revenue and decreasing the cost of revenue.

Accordingly, for the fiscal year ended December 31, 2022 the Company had a gross loss of $191,905 compared to $135,188 for the fiscal year ended December 31, 2021.

Operating expenses totaled $2,714,449 for the fiscal year ended December 31, 2022 compared to $1,905,208 for the fiscal year ended December 31, 2021. The increase in in operating expenses was primarily driven by costs associated with building a new business, including increase head count as we scale up operations. The increase costs included below:

●	An increase of approximately $380,000 on research and development of the Company's application software that hosts its social media platform since we had to increase the development team to develop and support more advanced increments.
●	An increase of $508,000 in general and administrative expenses including personnel and others due to additional PR and marketing contractors, depreciation and additional computer hardware and content creation equipment.

As a result of the foregoing, the Company generated a net loss of $2,919,450 and $2,038,677 for the fiscal years ended December 31, 2022, and 2021, respectively.

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Liquidity and Capital Resources

As of June 30, 2023, the Company’s cash on hand was $1,047,487. The Company requires the continued infusion of new capital to continue business operations. The Company has recorded losses since inception. As of June 30, 2023, the Company had a net loss of $1,610,426 and an accumulated deficit of $6,869,942.

The Company’s current capital resources come from funds raised in a successful crowdfunding campaign, a Regulation CF offering, that has made cash available to the Company for general operating purposes.

The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

As of January 16, 2024, the Company has completed the following capital raising activity:

●	On September 30, 2019, the Company issued 16,625,000 shares of Class A Voting Common Stock to the founder. The Company relied on Section 4(a)(2) of the Securities Act.

●	On December 19, 2019, the Company sold 875,000 shares of Class B Non-Voting Common Stock for $10,000 to ConsultR. The Company used the proceeds for general business operations. The Company relied on Section 4(a)(2) of the Securities Act.

●	From December 1, 2020 to January 11, 2022 the Company sold 2,998,405 shares of Class B Non-Voting Common Stock for approximately $3,306,364 pursuant to Regulation CF. The Company used the proceeds for working capital and product development.

●	From February 23, 2022 to April 30, 2022, the Company sold 960,274 shares of Class B Non-Voting Common Stock for approximately $2,228,414 pursuant to Regulation CF. The Company used the proceeds for further development of the app and new employee hires.

The Company estimates that if it raised the maximum amount sought in this offering, it could continue its current rate of operations for 36 months without raising additional capital. The Company’s current burn rate is approximately $270,000 per month.

Plan of Operations

Fanbase intends to be a leader in the Creator Economy market. As part of its plan of operations, the Company intends to execute the following milestones over the course of the next 12 months:

●	Evolving the software platform:
○	Enhanced creator marketing & monetization tools
○	Enhanced algorithms for content personalization
○	Generative and other Artificial Intelligence tools for users, creators, and Fanbase team
○	Integrations with 3rd parties to expedite GTM and scale
○	Patents and IP protection
○	Music Licensing
●	Team Growth
•	Creator Acquisition & Monetization
•	Partner Acquisition
○	This strategy involves collaborating with other organizations and individuals including but not limited to, content creators and influencers). Fanbase may grow through affiliate marketing and ambassador programs, loyalty programs, joint ventures, co-branding, channel partnership, resellers and NGOs.

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•	Original Content Creation
○	Focusing on content involves curating and encouraging the creation of engaging, high-quality content that resonates with the target audience. These efforts will include product content, editorial content such as press junkets and podcasts and owned content series that we believe will provide opportunities for partnerships

Research and Development

●	We plan to progressively and strategically grow our product team allowing us tackle various verticals in parallel, start developing disruptive increments and continuing automating some of our workflows such as testing.
●	We intend to invest in infrastructure to start owning the layers beyond our software.

Going Concern

Fanbase is not yet profitable, which means that we rely upon funds from investors (along with any profits we make from our business) to pay for our operations. This is common for most startups, and the reason startups like Fanbase raise money. Over time we aim to grow our revenue and manage our spending to become profitable, but until that happens our ability to stay in business is reliant upon our ability to raise money from investors.

As described in Note 10 to our financial statements, the accompanying financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has no profit since inception, incurred negative operating cash flows, and has sustained net losses of $1,610,426 and $1,412,721 for the six-month periods ended June 30, 2023 and June 30, 2022,respectively, and $2,919,450 and $2,038,677 for the periods ended December 31, 2022, and 2021, respectively. The Company has accumulated deficit of $1,610,426 as of June 30, 2023. The Company expects near-term revenue from various projects, however, the Company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time without raising additional funding.

The purpose of this “Going Concern” statements is to alert investors to the fact that the Company does not have enough cash on hand to fund operations for the next 12 months. As such, the Company’s ability to stay in business (i.e., remain a “going concern”) relies on our ability to raise more money from investors.

Trend Information

The landscape of digital content creation is experiencing substantial growth, with an estimated 50 million individuals globally identified as content creators as of 2022 and expected to show a 10-20% CAGR over the next several years (Goldman Sachs, 2023). Among these, approximately 2 million are classified as 'Professional content creators,' deriving income from their followers, brand deals, and micro-businesses (Forbes, 2022).

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According to Goldman Sachs Research, the ongoing growth of the Creator Economy will likely benefit companies that possess a combination of factors, including a large global user base, access to substantial capital, robust AI-powered recommendation engines, versatile monetization tools, comprehensive data analytics, and integrated e-commerce options. We believe Fanbase is aligned to capitalize on the growth in the Creator Economy.

Below are a list of potential trends that we believe could shape the Creator Economy in 2024:

●	New Monetization Models: Creators will experiment with alternative monetization models beyond traditional ads and sponsorships, such as subscriptions, direct fan support, and hybrid revenue streams.
●	AI-Enhanced Content Creation: AI tools will become more sophisticated, assisting creators in content generation, editing, and optimization, enhancing efficiency and creativity.
●	Community-Led Platforms: Creator-centric platforms prioritizing community building and direct fan engagement will gain momentum, challenging traditional social media giants.
●	Data Privacy and Ownership: Creators will emphasize data privacy and ownership more, potentially leveraging blockchain for more secure data handling and sharing.
●	Content Syndication: Creators will explore syndicating their content across multiple platforms and ecosystems, diversifying their reach and income streams.
●	Personal Brand Partnerships: Collaboration between creators and brands will continue to grow, with a focus on authentic, long-term partnerships that align with the creator's personal brand.
●	Live Streaming Evolution: Live streaming will become even more interactive and immersive with the integration of augmented reality (AR), virtual reality (VR), and enhanced viewer engagement features.

We believe the Creator Economy is dynamic and trends can evolve rapidly. Creators and platforms will iterate and quickly adapt to emerging technologies and changing user preferences. We anticipate that these market trends will positively impact the operating segments of the Company.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s officers and directors as of January 26, 2024. All of the officers and directors work with the Company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Executive Officers:
Isaac Hayes III	Founder & CEO	48	April 2018 - Present	Full-time
Ramiro Canovas	COO/CTO/Marketing Coordinator	42	April 2018 - Present	Full-time

Directors:
Isaac Hayes III	Director	48	April 2018 - Present

Isaac Hayes III, Founder Chief Executive Officer and Director

Since April 2018 Mr. Hayes has served as Chief Executive Officer and Director of the Company. Since 2013 he has also served as the Chief Executive Officer of Isaac Hayes Enterprises. His responsibilities include managing the name, image, likeness, and intellectual assets of the late Isaac Hayes. Further, since March 2006 Mr. Hayes has been the owner of Chartcontrol LLC. His responsibilities include those of a songwriter/producer. Currently, Fanbase is Mr. Hayes primary role and focus.

Ramiro Canovas, Chief Technology Officer, Chief Operating Officer and Marketing Coordinator

Since April 2018, Mr. Canovas has served as the Chief Technology Officer. In June 2023 he was appointed as the Chief Operating Officer and in November 2023 he was appointed the Marketing Coordinator of Fanbase. At Fanbase Mr. Canovas is in charge of all of the technology layers of the product from development to integrations to data analytics. He also leads day-to-day operations within the Company, helping lead execution.  Mr. Canovas is also the founder and Chief Executive Officer of ConsultR since January 2012. ConsultR is a lead digital agency specializing in web and native development. Mr. Canovas has a BBA in computer information systems from Mercer University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2023, we had two individuals who were executive officers during the year. We did not compensate Isaac Hayes, either is his capacity as a director or officer, but compensated our CTO,COO and Marketing Coordinator as follows.

Name	Capacity in which compensation was received ($)	Cash compensation ($)		Other compensation ($)		Total compensation ($)
Ramiro Canovas	CTO, COO and Marketing Coordinator	$10,000	(1)(2)		(1)(2)	$10,000	(1)(2)

(1)	Pursuant to the consulting agreement dated January 1, 2023 the Company paid ConsultR fees associated with the development and programming of their app in the amount of $106,000 per month. In 2023,the Company paid the ConsultR $1,346,801, Ramiro Canovas, the Company’s CTO, COO and Marketing Coordinator is the founder and Chief Executive Officer of ConsultR. The Company renewed this agreement on January 8, 2024; see, “Interest of Management and other in Certain Transactions”.

(2)	The Company pays Ramiro Canovas fees associated with his role as Marketing Coordinator in the amount of $5,000 per month. In 2023 the Company paid Ramiro $10,000 for services provided related to his role as Marketing Coordinator.

The Company intends to enter into an employment agreement with Mr. Hayes once certain financial milestones are met.

On December 22, 2023 the Company created the Fanbase Social Media, Inc. 2023 Stock Plan (the “Stock Plan”). Pursuant to the Stock Plan 1,350,000 shares of Class B Non-Voting Common Stock have been reserved.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of January 26, 2024, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)
Class A Voting Common Stock	Isaac Hayes III	16,625,000 shares of Class A Voting Common Stock	0	69.1%
	All executive officers and directors as a group	16,625,000 shares of Class A Voting Common Stock	0	69.1%

(1)	The address for each beneficial owner is c/o Fanbase Social Media, Inc. 737 Ellsworth Ind. Blvd. Atlanta, Georgia 30318.

(2)	The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

ConsultR

The Company’s CTO is the owner of the Company’s primary vendor, ConsultR. ConsultR is also a Class B Non-Voting Common Stockholder of the Company’s stock. ConsultR provides app development services in relation to the Company’s app.

On January 1, 2023 the Company entered into a consulting agreement with ConsultR. The consulting agreement expired on December 31, 2023. The Company renewed this agreement with ConsultR on January 8, 2024.

Pursuant to the terms of the consulting agreement, the Company pays a monthly amount to ConsultR for all app development services. This amount varies but is approximately $106,000 per month currently. For the year ended December 31, 2023 the Company paid ConsultR fees associated with the development and programming of their app in the amount of $1,346,801. These amounts are included in the research and development expenses on the income statement.

For the six months ended June 30, 2023 and June 30, 2022 the Company paid fees associated with the development and programming of their app in the amounts of $691,960 and $570,360, respectively. These amounts are included in the research and development expenses on the income statement. As of June 30, 2023 and June 30, 2022, accounts payable included $0 and $0, respectively, related to invoices payable to ConsultR.

For the years ended December 31, 2022, and 2021 the Company paid ConsultR fees associated with the development and programming of their app in the amounts of $1,265,135 and $928,459, respectively. These amounts are included in the research and development expenses on the income statement. As of December 31, 2022, and 2021, accounts payable included $0 and $38,963, respectively, related to invoices payable to ConsultR.

On December 19, 2019, the Company issued 875,000 shares of Class B Non-Voting Common Stock to ConsultR.

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SECURITIES BEING OFFERED

General

The Company is offering up to 2,556,391 shares of Class B Non-Voting Common Stock in this offering.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to the Amended and Restated Certificate of Incorporation, as amended, Bylaws and to the applicable provisions of Delaware General Corporation Law.

The Company is authorized to issue up to 38,000,000 shares of Common Stock, par value $0.01 per share of which 18,300,000 shares are designated as Class A Voting Common Stock and 20,000,000 shares are designated as Class B Non-Voting Common Stock. As of January 16, 2024, 16,625,000 shares of Class A Voting Common Stock and 6,089,235 shares of Class B Non-Voting Common Stock are issued and outstanding.

On December 22, 2023, the Company adopted the Fanbase Social Media, Inc. 2023 Stock Plan (the “2023 Stock Plan”). Currently, there are 1,350,000 shares reserved under the 2023 Stock Plan. The 2023 Stock Plan can be found in Exhibit 6.3 to the Offering Statement of which this Offering Circular is a part.

The Company's Securities

Class B Non-Voting Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class A Voting Common Stock; except that our voting right Class B Non-Voting Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law.

Voting Rights

Our Class Non-Voting B Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B Non-Voting Common Stock to vote, with one vote per share, on a matter if we were to:

•	change the par value of the common stock; or

•	amend our certificate of incorporation to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Non-Voting Class B Common Stock.

In addition, Delaware law would permit holders of Non-Voting Class B Common Stock to vote separately, as a single class, if an amendment to our certificate of incorporation would adversely affect them by altering the powers, preferences, or special rights of the Non-Voting Class B Common Stock, but not the Class A Voting Common Stock. As a result, in these limited instances, the holders of a majority of the Class B Non-Voting Common Stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our certificate of incorporation provided for the Class B Non-Voting Common Stock to rank junior to the Class A Voting Common Stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B Non-Voting Common Stock, with each share of Class Non-Voting B Common Stock entitled to one vote per share. In this instance, the holders of a majority of Class B Non-Voting Common Stock could defeat that amendment to our certificate of incorporation.

Each holder of shares of Class A Voting Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

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Election of Directors

The holders of the Class A Voting Common Stock shall be entitled to elect, remove and replace all directors of the Company.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, if any, The holders of the Class A Voting Common Stock and the Class B Non-Voting Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends if any, in the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Voting Common Stock and Class B Non-Voting Common Stock, treated as a single class.

Holders of Fanbase’s Class A Voting and Class B Non-Voting Common Stock have no conversion, preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Company’s Class A Voting or Class B Non-Voting Common Stock.

Provisions of Note in the Company’s Subscription Agreement

Forum Selection Provision

The exclusive forum provisions in the Company’s Certificate of Incorporation, as amended, and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Article VII of the Company’s Certificate of Incorporation as amended, provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Further, the federal district courts of the United States will be the exclusive forum for the any complaint brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over Exchange Act actions.  Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain Securities Act claims.

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Further, under Section 6 of the subscription agreement investors agree to resolve disputes arising under the subscription agreement that the Court of Chancery of the State of Delaware are the exclusive forums for the purpose of any suit, action or other proceeding arising out of or based upon the agreement; except for such suits, actions and proceeded brought under the federal securities laws in which the federal district courts of the United States will be the exclusive forum, which would include claims under the Exchange Act and the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, other than claims arising under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by April 29, 2024 and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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Fanbase Social Media, Inc.

Financial Statements

Six Months Ended June 30, 2023 and

Six Months Ended June 30, 2022

Unaudited

(Expressed in United States Dollars)

F-1

Index to Financial Statements

F-2

Fanbase Inc
Unaudited Balance Sheets
As of June 30, 2023 and December 31, 2022

	As of June 30, 2023	As of December 31, 2022
ASSETS
Current Assets
Cash	$1,047,487	$1,213,731
Prepaid Assets	81,008	102,681
Total Current Assets	1,128,495	1,316,412

Non-current Assets
Property and Equipment, net	95,750	74,541
Security Deposit	27,165	27,165
Right of Use Assets	81,934	119,879
Investments	50,000	50,000
Total Non-current Assets	254,849	271,585
TOTAL ASSETS	$1,383,344	$1,587,998

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current Liabilities
Accounts Payable	$204,184	$201,146
Accrued Expenses	77,548	10,704
Micropayment Liabilities	143,970	143,805
Lease Obligation, Current Portion	84,706	79,120
Total Current Liabilities	510,408	434,775

Long-Term Liabilities
Lease Obligation, Long Term Portion	-	43,623
Total Long-Term Liabilities	-	43,623
Total Liabilities	510,408	478,398

Stockholders' Equity
Preferred stock, $0.01 par value, 25,000,000 shares designated, no shares issued or outstanding	-	-
Class A voting common stock, $0.01 par value,18,300,000 shares designated, 16,625,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	166,250	166,250
Class B non-voting common stock, $0.01 par value, 20,000,000 shares designated, 5,755,385 and 5,361,024 shares issued and outstanding as of June 30, 2023 and December 31, 2022 respectively.	53,608	53,608
Additional Paid-in Capital	8,734,628	7,415,667
Equity Issuance Costs	(480,423)	(480,423)
Subscription Receivable	(731,185)	(785,986)
Accumulated Deficit	(6,869,942)	(5,259,517)
Total Stockholders' Equity	872,935	1,109,600
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,383,344	$1,587,998

F-3

Fanbase Inc
Unaudited Statements of Operations
For the six months ended June 30, 2023 and 2022

	For the six months ended June 30,
	2023		2022
Revenue		$50,936		$82,601
Cost of Revenue		156,896		155,330
Gross Profit (Loss)		(105,960)		(72,729)

Operating Expenses
Compensation and Benefits		42,922		-
Research and Development		762,320		641,319
Sales and Marketing		26,166		190,685
General and Administrative		663,957		500,463
Total Operating Expenses		1,495,366		1,332,467

Loss from Operations		(1,601,326)		(1,405,196)

Other (Income)/Expense		(2,349)		(1,847)
Interest Expense		4,999		8,575
Provision for Income Taxes		6,450		797
Net Loss		$(1,610,426)		$(1,412,721)

Weighted average common shares outstanding - basic and diluted		22,227,937		21,177,578
Net loss per common share - basic and diluted	-$	0.07	-$	0.07

F-4

Fanbase Inc
Unaudited Statement of Changes in Stockholders’ Equity
For the six months ended June 30, 2023 and 2022

			Common Stock				Additional				Total
	Preferred Stock		Class A Voting		Class B Non-Voting		Paid-in	Equity	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issuance Costs	Receivable	Deficit	Equity
Balances at December 31, 2021 - Restated	-	$-	4,750,000	$47,500	1,123,220	$11,232	$3,293,729	$(370,899)	$(41,414)	$(2,338,260)	$601,888
Stock split 3.5 to 1	-	-	11,875,000	118,750	3,708,446	37,084	(155,834)	-	-	-	-
Issuance of common stock pursuant to Regulation CF	-	-	-	-	77,971	780	2,288,457	-	(41,414)	-	2,247,823
Equity Issuance Costs	-	-	-	-	-	-	-	(370,899)	-	-	(370,899)
Net loss	-	-	-	-	-	-	-	-	-	(1,412,721)	(1,412,721)
Balances at June 30, 2022	-	$-	16,625,000	$166,250	4,909,637	$49,096	$5,426,352	$(741,798)	$(82,828)	$(3,750,981)	$1,066,090
Issuance of common stock pursuant to Regulation CF	-	-	-	-	845,748	8,457	3,065,133	-	(731,185)	-	2,342,405
Equity Issuance Costs	-	-	-	-	-	-	-	(480,423)	-	-	(480,423)
Net loss	-	-	-	-	-	-	-	-	-	(1,610,426)	(1,610,426)
Balances at June 30, 2023	-	$-	16,625,000	$166,250	5,755,385	$57,553	$8,491,485	$(1,222,221)	$(814,013)	$(5,361,407)	$1,317,647

See accompanying notes to the financial statements

F-5

Fanbase Inc
Unaudited Statements of Cash Flows
For the six months ended June 30, 2023 and 2022

	For the six months ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(1,610,426)	$(1,412,721)
Depreciation expense	16,851	13,827
Amortization expense	37,945	34,361
Changes in operating assets and liabilities:
Prepaid expense	21,673	(116,789)
Security deposit	-	-
Right of Use asset	-	(190,338)
Accounts payable	3,037	462
Micropayment liabilites	166	-
Accrued expenses	66,844	-
Right of Use liabilities	(38,037)	158,728
Net cash used in operating activities	(1,501,946)	(1,512,470)

Cash flows from investing activities
Purchase of property and equipment	(38,060)	-
Net cash used in investing activities	(38,060)	-

Cash flows from financing activities
Related party advances/(payments), net	-	-
Investment purchased	-	(50,000)
Proceeds from issuance of common stock, net of issuance costs	1,373,761	1,902,630
Net cash provided by financing activities	1,373,761	1,852,630

Net change in cash and cash equivalents	(166,244)	340,159
Cash at beginning of period	1,213,731	718,334
Cash at end of period	$1,047,487	$1,058,494

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$4,998.64	$8,574.82
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for	$-	$-
Issuance of common stock as equity issuance costs	$202,434.12	$110,480.14

F-6

1. NATURE OF OPERATIONS

Fanbase Social Media, Inc. (the “Company”) is currently registered as a Delaware corporation since September 30, 2019. Its predecessor entity, Fanbase Social Media LLC was a limited liability company organized under the laws of Delaware on April 1, 2018. The Company is a social network application where users can follow other users for free or subscribe to the same user for exclusive photos, video, live and longform content. It provides day-one monetization for any user from the start allowing them to be themselves and not just create content to establish a large enough following to get paid from promoting other products and brands. Fanbase is built for everyone and fueled by black culture, youth, and innovative tech. A powerful combination that has propelled the most successful social media companies in the world. The Company is headquartered in Atlanta, Georgia..

Fanbase enables anyone to monetize their content, allowing a user to charge other users from $2.99 to $99.99 a month per subscriber. Fanbase also provides the ability to ‘like’ and ‘love’ content. Likes are free engagement, but when you "Love" a post, you tip the content creator half a penny. Users can buy "Love" in packs of 100, 500, 1,000, 2,500, 10,000, and 25,000 to use for ‘loving’ photos, unlocking exclusive content one at a time, or gifting livestream engagement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2023, and December 31, 2022, the Company’s cash and cash equivalents exceeded FDIC insured limits by $797,487 and $963,731, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10- 45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements exceeding $1,000 are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

F-7

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category

Category	Useful life
Computers	3 years
Furniture and Fixtures	5 years
Leasehold Improvements	3 to 10 years
TVs	5 years
Audio/Video Equipment	5 years

Impairment of Long-lived Assets

Long-lived assets, such as property, equipment, and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

Fanbase Social Media, Inc. is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken, or expected to be taken, in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

F-8

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of services is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been performed and has fulfilled its sole performance obligation.

The Company derives all revenues from: 1. Subscription-based photo, video, live streaming, and long-form content that allows users to follow other users for free and also subscribe to the same user for a monthly fee to view exclusive content they create. 2. Love package purchases from the App stores that allows users to give loves to other users and unlock specific exclusive content. 3. Merchandise Ecommerce. The platform monetizes photo, video, livestream, and long-form content in a social network environment.

Equity

In September 2022, the Company effected a 3.5-to-1 forward stock split of its authorized, issued, and outstanding common shares (see Note 3). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these stock splits.

Cost of Revenue

Cost of revenue represents hosting costs, music licensing, direct payouts to recipients who have earned the monies from other application users, and direct expenses associated with events held.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for six-month periods ended June 30, 2023, and June 30, 2022, amounted to $26,166 and $189,169, respectively, which is included in sales and marketing expenses.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. There were no potentially dilutive items outstanding as of June 30, 2023.

F-9

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

COVID-19

In March 2021, the outbreak and spread of the COVID-19 virus was classified as a global pandemic by the World Health Organization. This widespread disease impacted the Company’s business operations, including its employees, customers, vendors, and communities. The COVID-19 pandemic may continue to impact the Company’s business operations and financial operating results, and there is substantial uncertainty in the nature and degree of its continued effects over time. The extent to which the pandemic impacts the business going forward will depend on numerous evolving factors management cannot reliably predict, including the duration and scope of the pandemic; governmental, business, and individuals' actions in response to the pandemic; and the impact on economic activity including the possibility of recession or financial market instability. These factors may adversely impact consumer and business spending on products as well as customers' ability to pay for products and services on an ongoing basis. This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions, including investments, receivables, and forward-looking guidance.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through December 29, 2023, which is the date the financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

F-10

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard introduces a new lessee model that brings substantially all leases onto the balance sheets. The amendments in the ASU are effective for fiscal years beginning after December 15, 2021.

We adopted the standard effective January 1, 2022, using the modified retrospective adoption method which allowed us to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit. In connection with our adoption of the new lease pronouncement, we recorded a charge to retained earnings.

Effects of Adoption

We have elected to use the practical expedient package that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally elected to use the practical expedients that allow lessees to: (1) treat the lease and non-lease components of leases as a single lease component for all of our leases and (2) not recognize on our balance sheet leases with terms less than twelve months.

We determine if an arrangement is a lease at inception. We lease certain offices under an operating lease. Under the new standard, operating leases result in the recognition of Right of Use (“ROU”) assets and lease liabilities on the consolidated balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under the new standard, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of the new standard, we used our estimated incremental borrowing rate based on the information available, including lease term, as of January 1, 2022, to determine the present value of lease payments. Operating lease ROU assets are adjusted for any lease payments made prior to January 1, 2022, and any lease incentives. Certain of our leases may include options to extend or terminate the original lease term. We generally conclude that we are not reasonably certain to exercise these options due primarily to the length of the original lease term and our assessment that economic incentives are not reasonably certain to be realized. Operating lease expense under the new standard is recognized on a straight-line basis over them lease term. Our current finance lease obligations consist primarily of cultivation and distribution facility leases.

F-11

3. PROPERTY AND EQUIPMENT

As of June 30, 2023, and December 31, 2022, property and equipment consists of:

	June 30, 2023	December 31, 2022
Computers	$8,992	$5,635
Furniture and Fixtures	16,079	13,028
Leashold Improvements	71,663	54,735
TVs	13,171	13,171
Audio/Video Equipment	41,660	26,937
Property and equipment, at cost	151,565	113,506
Accumulated Depreciation	(55,816)	(38,965)
	$95,749	$74,541

Depreciation expenses for property and equipment for year to date June 30, 2023 and December 31, 2022, were in the amount of $16,851 and $27,654, respectively.

4. CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock

The Company is authorized to issue 18,300,000 Class A voting Common Shares with at a par value of $0.01. As of June 30, 2023 and December 31, 2022, Class A Common Shares in the amount of 16,625,000 have been issued and are outstanding after taking into consideration the 3.5-to-1 stock split that occurred in September 2022.

The Company is authorized to issue 20,000,000 Class B non-voting Common Shares with a par value of $0.01. As of June 30, 2023 and December 31, 2022 Class B Common Shares in the amount of 5,755,385 and 5,361,024, respectively, have been issued and are outstanding after taking into consideration the 3.5 to 1 stock split that occurred in September 2022.

5. RELATED PARTY

The Company’s CTO is the owner of their primary vendor, ConsultR. ConsultR is also a Class B Common Stock shareholder of The Company’s. ConsultR provides programming services in relation to the Company’s app. For the six month periods ended June 30, 2023, and 2022 the Company paid ConsultR fees associated with the development and programming of their app in the amounts of $691,960 and $570,360, respectively. These amounts are included in the research and development expenses on the income statement. As of June 30, 2023 and June 30, 2022, accounts payable included $0 and $0, respectively, related to invoices payable to ConsultR.

F-12

6. INCOME TAXES

The provision for income taxes for the year ended December 31, 2022, and December 31, 2021, consists of the following:

As of December 31,	2022	2021
Net operating loss	$(648,337)	$(452,739)
Valuation allowance	648,337	452,739
	$-	$-

Significant components of the Company’s deferred tax assets and liabilities on December 31, 2022, and December 31, 2021, are as follows:

As of December 31,	2022	2021
Net operating loss	$(5,257,710)	$(2,338,260)
Valuation allowance	5,257,710	2,338,260
	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2022, and December 31, 2021. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ending December 31, 2022, the Company had federal cumulative net operating loss (“NOL”) carryforwards of $5,257,710, and the Company had state net operating loss (“NOL”) carryforwards of approximately $5,257,710. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2022, and 2021, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2022, and December 31, 2021, the Company had no accrued interest and penalties related to uncertain tax positions.

F-13

7. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2023, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

8. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period from January 1, 2023, through June 30, 2023, which is the date the financial statements were available to be issued.

Through two separate capital campaigns during 2023, the Company has received disbursements totaling $2,680,664, net of issuance costs.

In November 2023, the board ratified the change in authorized Common shares available to a total of 38,300,000, of which 18,300,000 are designated Class A voting shares and 20,000,000 are designated Class B non-voting shares. The Company is no longer authorized to issue Preferred shares of which none were outstanding at the time of this change.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

9. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception and has sustained net losses of $1,610,426 and $1,412,721 for the six-month periods ended June 30, 2023, and 2022, respectively.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

F-14

Fanbase Social Media, Inc.

Financial Statements

Year Ended December 31, 2022 and

Year Ended December 31, 2021 Restated

Audited

(Expressed in United States Dollars)

F-15

Index to Financial Statements

F-16

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064

www.setapartfinancial.com

213-814-2809

To the Board of Directors
Fanbase Social Media, Inc.
Atlanta, Georgia

Opinion

We have audited the financial statements of Fanbase Social Media, Inc., which comprise the balance sheets as of December 31, 2022, and December 31, 2021 as restated, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Fanbase Social Media, Inc. as of December 31, 2022, and December 31, 2021 as restated, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Fanbase Social Media, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Fanbase Social Media, Inc.’s ability to continue as a going concern for period of twelve months from the end of the year ended December 31, 2022.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

F-17

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fanbase Social Media, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Fanbase Social Media, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Going Concern

As discussed in Note 10, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

March 29, 2023, except for the subsequent events presented in these financial statements as described in Notes 5 and 9 as to which the date is December 21, 2023

Los Angeles, California

F-18

Fanbase Social Media Inc.

Balance Sheet

		Restated
As of December 31,	2022	2021
ASSETS
Current assets:
Cash	$1,213,731	$718,334
Prepaid expenses	102,681	16,912
Current assets	1,316,412	735,246

Property and equipment, net	74,541	90,909
Security deposit	27,165	27,165
Right of use assets	119,879	-
Investments	50,000	-
Total Assets	$1,587,997	$853,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$201,145	$135,011
Accrued expenses	10,704	-
Micropayment liabilities	143,805	116,421
Lease obligation, current portion	79,120	-
Current liabilities	434,774	251,432
Lease obligation, long term portion	43,623	-
Total liabilities	478,397	251,432

Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares designated, no shares issued or outstanding	-	-
Class A voting common stock, $0.01 par value, 148,750,000 shares designated, 16,625,000 shares issued and outstanding as of both December 31, 2022 and 2021	166,250	47,500
Class B non-voting common stock, $0.01 par value, 26,250,000 shares designated, 5,360,909 and 1,123,220 shares issued and outstanding as of December 31, 2022 and 2021	53,608	11,232
Additional paid-in capital	7,415,667	3,293,729
Equity issuance costs	(480,423)	(370,899)
Subscription receivable	(785,986)	(41,414)
Accumulated deficit	(5,259,516)	(2,338,260)
Total stockholders' equity	1,109,600	601,888
Total liabilities and stockholders' equity	$1,587,997	$853,320

See accompanying notes to the financial statements

F-19

Fanbase Social Media Inc.

Statements of Operations

		Restated
For the year ended December 31,	2022	2021
Revenue	$134,898	$161,696
Cost of revenue	326,803	296,884
Gross profit (loss)	(191,905)	(135,188)

Operating expenses:
Research and development	1,435,398	1,055,168
Sales and marketing	231,408	310,327
General and administrative	1,047,643	539,713

Total operating expenses	2,714,449	1,905,208

Loss from operations	(2,906,354)	(2,040,396)

Other (income)/expense	(3,112)	(1,849)
Interest expense	15,411	130
Provision for income taxes	797	-
Net loss	$(2,919,450)	$(2,038,677)

Weighted average common shares outstanding - basic and diluted	21,985,909	5,873,220
Net loss per common share - basic and diluted	$(0.13)	$(0.35)

See accompanying notes to the financial statements

F-20

Fanbase Social Media Inc.

Statements of Changes in Stockholders’ Equity

			Common Stock				Additional				Total
	Preferred Stock		Class A Voting		Class B Non-Voting		Paid-in	Equity	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issuance Costs	Receivable	Deficit	Equity
Balances at December 31, 2020	-	$-	4,750,000	$47,500	459,993	$4,600	$819,793	$(116,152)	$(45,648)	$(299,583)	$410,510
Issuance of common stock pursuant to Regulation CF	-	-	-	-	663,227	6,632	2,473,936	-	4,234	-	2,484,802
StartEngine issuance costs	-	-	-	-	-	-	-	(254,747)	-	-	(254,747)
Net loss	-	-	-	-	-	-	-	-	-	(2,038,677)	(2,038,677)
Balances at December 31, 2021 - Restated	-	$-	4,750,000	$47,500	1,123,220	$11,232	$3,293,729	$(370,899)	$(41,414)	$(2,338,260)	$601,888
Stock split 3.5 to 1	-	-	11,875,000	118,750	3,706,446	37,084	(155,834)	-	-	-	-
Issuance of common stock pursuant to Regulation CF	-	-	-	-	529,243	5,292	4,277,772	-	(744,572)	-	3,538,492
Equity Issuance Costs	-	-	-	-	-	-	-	(109,524)	-	-	(109,524)
Adoption of ASC 842	-	-	-	-	-	-	-	-	-	(1,806)	(1,806)
Net loss	-	-	-	-	-	-	-	-	-	(2.919,450)	(2,919,450)
Balances at December 31, 2022	-	$-	16,625,000	$166,250	5,360,909	$53,608	$7,415,667	$(480,423)	$(785,986)	$(5,259,516)	$1,109,600

See accompanying notes to the financial statements

F-21

Fanbase Social Media Inc.

Statements of Cash Flows

For the year ended December 31,	2022	Restated 2021
Cash flows from operating activities:
Net loss	$(2,919,450)	$(2,038,677)
Depreciation expense	27,654	11,311
Amortization expense	1,058	-
Changes in operating assets and liabilities:		-
Prepaid expenses	(85,769)	(16,912)
Security deposit	-	(27,165)
Accounts payable	66,134	35,109
Micropayment liabilities	27,384	116,421
Accrued expenses	10,704
Net cash used in operating activities	(2,872,285)	(1,919,913)

Cash flows from investing activities:
Purchase of property and equipment	(11,286)	(102,220)
Net cash used in investing activities	(11,286)	(102,220)

Cash flows from financing activities:
Related party advances/(payments), net	-	(186,238)
Investment purchased	(50,000)	-
Proceeds from issuance of common stock, net of issuance costs	3,428,968	2,230,055
Net cash provided by financing activities	3,378,968	2,043,817

Net change in cash and cash equivalents	495,397	21,684
Cash at beginning of year	718,334	696,650
Cash at end of year	$1,213,731	$718,334
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$15,411	$130
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for	$-	$-
Issuance of equity in return for note	$-	$-
Issuance of equity in return for accrued payroll and other liabilities	$-	$-
Issuance of common stock as equity issuance costs	$46,669	$49,658

See accompanying notes to the financial statements

F-22

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

1.	NATURE OF OPERATIONS

Fanbase Social Media LLC was a limited liability company organized under the laws of Delaware on April 1, 2018. On September 30, 2019, the Company converted to a Delaware corporation under the name Fanbase Social Media, Inc. (the “Company”). The Company is a social network application that users can follow other users for free or subscribe to the same user for exclusive photos, video, live and longform content. It provides day one monetization for any user from the start allowing them to be themselves and not just create content to establish a large enough following to get paid from promoting other products and brands. The Company is headquartered in Atlanta, Georgia.

Fanbase is a subscription-based photo, video, live streaming, and long-form content social network that allows users to follow other users for free, and also subscribe to the same user for a monthly fee to exclusive content they create. The platform monetizes photo, video, Livestream, and long-form content in a social network environment, and anyone can be a creator on Fanbase. Subscriptions are bought in packs of 1, 3, or 5 for a monthly recuring subscription fee. Fanbase also provides the ability to like and love content. Likes are free engagement but when you "Love" a post you tip the content creator half a penny. Users also buy "Love" in packs of 100, 500, or 1000 for specific fees to use for loving photos, unlocking exclusive posts one at a time or gifting livestream engagement.

2.	summary of SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022, and December 31, 2021, the Company’s cash and cash equivalents exceeded FDIC insured limits by $ 963,731 and $468,334, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

F-23

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements exceeding of $1,000 are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful life
Computers	3 years
Furniture and Fixtures	5 years
Leasehold Improvements	3 to 10 years
TVs	5 years
Audio/Video Equipment	5 years

Impairment of Long-lived Assets

Long-lived assets, such as property, equipment, and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Income Taxes

Fanbase Social Media, Inc. is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken, or expected to be taken, in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

F-24

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of services is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the service has been performed and has fulfilled its sole performance obligation.

The Company derives all revenues from subscription-based photo, video, live streaming, and long-form content that allows users to follow other users for free and also subscribe to the same user for a monthly fee to view exclusive content they create. The platform monetizes photo, video, livestream, and long-form content in a social network environment.

Equity

In September 2022, the Company effected a 3.5-to-1 forward stock split of its authorized, issued, and outstanding common shares (see Note 5).   Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these stock splits.

Cost of Revenue

Cost of revenue represents hosting costs, music licensing, direct payouts to recipients who have earned the monies from other application users, and direct expenses associated with events held.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2022, and December 31, 2021, amounted to $229,893 and $28,814, respectively, which is included in sales and marketing expenses.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. There were no potentially dilutive items outstanding as of December 31, 2022.

F-25

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

COVID-19

In March 2021, the outbreak and spread of the COVID-19 virus was classified as a global pandemic by the World Health Organization.  This widespread disease impacted the Company’s business operations, including its employees, customers, vendors, and communities.  The COVID-19 pandemic may continue to impact the Company’s business operations and financial operating results, and there is substantial uncertainty in the nature and degree of its continued effects over time.  The extent to which the pandemic impacts the business going forward will depend on numerous evolving factors management cannot reliably predict, including the duration and scope of the pandemic; governmental, business, and individuals' actions in response to the pandemic; and the impact on economic activity including the possibility of recession or financial market instability.  These factors may adversely impact consumer and business spending on products as well as customers' ability to pay for products and services on an ongoing basis.  This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions, including investments, receivables, and forward-looking guidance.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through December 19, 2023, which is the date the financial statements were issued.

F-26

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Recently Issued and Adopted Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard introduces a new lessee model that brings substantially all leases onto the balance sheets. The amendments in the ASU are effective for fiscal years beginning after December 15, 2021.

We adopted the standard effective January 1, 2022, using the modified retrospective adoption method which allowed us to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit. In connection with our adoption of the new lease pronouncement, we recorded a charge to retained earnings.

Effects of Adoption

We have elected to use the practical expedient package that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally elected to use the practical expedients that allow lessees to: (1) treat the lease and non-lease components of leases as a single lease component for all of our leases and (2) not recognize on our balance sheet leases with terms less than twelve months.

We determine if an arrangement is a lease at inception. We lease certain offices under an operating lease. Under the new standard, operating leases result in the recognition of Right of Use (“ROU”) assets and lease liabilities on the consolidated balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under the new standard, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of the new standard, we used our estimated incremental borrowing rate based on the information available, including lease term, as of January 1, 2022, to determine the present value of lease payments. Operating lease ROU assets are adjusted for any lease payments made prior to January 1, 2022, and any lease incentives. Certain of our leases may include options to extend or terminate the original lease term. We generally conclude that we are not reasonably certain to exercise these options due primarily to the length of the original lease term and our assessment that economic incentives are not reasonably certain to be realized. Operating lease expense under the new standard is recognized on a straight-line basis over them lease term. Our current finance lease obligations consist primarily of cultivation and distribution facility leases.

F-27

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Summary of Effects of Lease Accounting Standard Update Adopted in 2022

The cumulative effects of the changes made to our condensed balance sheet as of the beginning of 2022 as a result of the adoption of the accounting standard update on leases were as follows:

	As filed December 31, 2021	Recognition of Operating Leases	Total Effects of Adoption	With effect of lease accounting standard update January 1, 2022
Assets
Right of use asset, net	$-	$190,330	$190,330	$190,330

Liabilities
Current portion of lease	-	$69,401	69,401	$69,401
Lease obligation	-	$122,743	122,743	$122,743
Deferred rent current	-	-	-	$-
Deferred rent non-current	-	-	-	$-

Equity
Retained Earnings	$-	(1,814)	(1,814)	$(1,814)

Total	$-	$-	$-	$-

3.	Restatement

The company has restated its previously reported financial statements as of and for the year ended December 31, 2021, and related disclosures. The restatement of the company’s financial statements is subsequent to an independent audit of the year 2022 financial statements. During the audit of the fiscal year 2022 financial statements, future payment liabilities were discovered that date back to December 31, 2021. It was identified that the Company should accrue liability payments due to creators for certain activities. During the 2022 audit, the December 31, 2021, micropayment liabilities that were not previously reported were determined to be material to the financial statements and required a prior period adjustment. The effects of the restatement, including the correction of all errors identified by Company’s management are reflected in the Company’s financial statements and accompanying notes included herein.

The following table summarizes the changes made to the December 31, 2021:

	Original	Adjustments	Restated
Net loss	$(1,922,257)	$(116,420)	$(2,038,677)
Operating cash flows	(2,036,334)	116,421	(1,919,913)
Cash flows from investing activities	-	-	-
Total assets	696,650	-	696,650
Total liabilities	135,011	116,421	251,432
Accumulated deficit	(2,221,839)	(116,421)	(2,338,260)
Total equity	718,309	(116,421)	601,888

F-28

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

4.	PROPERTY AND EQUIPMENT

As of December 31, 2022, and December 31, 2021, property and equipment consists of:

	2022	2021
Computers	$5,635	$5,635
Furniture and Fixtures	13,027	8,630
Leasehold Improvements	54,735	54,735
TVs	13,172	13,172
Audio/Video Equipment	26,937	20,048
Property and equipment, at cost	113,506	102,220
Accumulated Depreciation	(38,965)	(11,311)
	$74,541	$90,909

Depreciation expenses for property and equipment for the fiscal year ended December 31, 2022, and 2020 were in the amount of $27,654 and $11,311 and, respectively.

5.	CAPITALIZATION and equity transactions

Common Stock

The Company is authorized to issue 18,300,000 Class A voting Common Shares with at a par value of $0.01. As of December 31, 2022, and December 31, 2021, Common Shares in the amount of 16,625,000, have been issued and are outstanding after taking into consideration the 3.5-to-1 stock split that occurred in September 2022.

The Company is authorized to issue 6,100,000 Class B non-voting Common Shares with a par value of $0.01. As of December 31, 2022, and December 31, 2021, Common Shares in the amount of 5,360,909 and 3,931,270, respectively, have been issued and are outstanding after taking into consideration the 3.5 to 1 stock split that occurred in September 2022.

In November 2023, the board ratified the change in authorized Common shares available to a total of 38,300,000, of which 18,300,000 are designated Class A voting shares and 20,000,000 are designated Class B non-voting shares. The Company is no longer authorized to issue Preferred shares of which none were outstanding a the time of this change.

6.	related party

The Company’s CTO is the owner of their primary vendor, ConsultR. ConsultR is also a Class B shareholder of The Company’s. ConsultR provides programming services in relation to the Company’s app. For the years ended December 31, 2022, and 2021 the Company paid ConsultR fees associated with the development and programing of their app in the amounts of $1,265,135 and $928,459, respectively. These amounts are included in the research and development expenses on the income statement. As of December 31, 2022, and 2021, accounts payable included $0 and $38,963, respectively, related to invoices payable to ConsultR.

F-29

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

7.	Income Taxes

The provision for income taxes for the year ended December 31, 2022, and December 31, 2021, consists of the following:

As of December 31,	2022	2021
Net operating loss	$(648,337)	$(452,739)
Valuation allowance	648,337	452,739
	$-	$-

Significant components of the Company’s deferred tax assets and liabilities on December 31, 2022, and December 31, 2021, are as follows:

As of December 31,	2022	2021
Net operating loss	$(5,257,710)	$(2,338,260)
Valuation allowance	5,257,710	2,338,260
	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2022, and December 31, 2021. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ending December 31, 2022, the Company had federal cumulative net operating loss (“NOL”) carryforwards of $5,257,710, and the Company had state net operating loss (“NOL”) carryforwards of approximately $5,257,710. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2022, and 2021, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2022, and December 31, 2021, the Company had no accrued interest and penalties related to uncertain tax positions.

8.	Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

F-30

Fanbase Social Media Inc.

Notes to Financial Statements
For Year Ended to December 31, 2022, And December 31, 2021

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

9.	subsequent events

The Company has evaluated subsequent events for the period from December 31, 2022, through December 21, 2023, which is the date the financial statements were available to be issued.

Through two separate capital campaigns during 2023, the Company has received disbursements totaling $2,680,664, net of issuance costs.

In November 2023, the board ratified the change in authorized Common shares available to a total of 38,300,000, of which 18,300,000 are designated Class A voting shares and 20,000,000 are designated Class B non-voting shares. The Company is no longer authorized to issue Preferred shares of which none were outstanding a the time of this change.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

10.	going concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception and has sustained net losses of $2,919,450 and $2,038,677 for the periods ended December 31, 2022, and 2021, respectively.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

F-31

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Issuer Agreement with StartEngine Primary
2.1	Amended and Restated Certificate of Incorporation
2.2	Amendment to the Amended and Restated Certificate of Incorporation (November 2023)
2.3	Amendment to the Amended and Restated Certificate of Incorporation (January 2024)
2.4	Bylaws
4.1	Form of Subscription Agreement
6.1	Consulting Agreement with ConsultR dated January 1, 2023
6.2	Consulting Agreement with ConsultR dated January 8, 2024
6.3	Employee Incentive Plan
8.1	Form of Escrow Agreement
11.1	Auditors Consent
12.1	Opinion of CrowdCheck
13.1	TTW Materials

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 26, 2024.

Fanbase Social Media, Inc.

By	/s/ Isaac Hayes III
Isaac Hayes III, Founder and Chief Executive Officer of
Fanbase Social Media, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Isaac Hayes III
Isaac Hayes III,
Executive Chair of the Board, Chief Executive Officer,
Chief Financial Officer Chief Accounting Officer and Sole
Director
Date: January 26, 2024